NEWS RELEASE
	Contact:	Christopher L. Boone
Chief Financial Officer
(936) 631-2749
FOR IMMEDIATE RELEASE
DRG&E
Jack Lascar / 713-529-6600
Anne Pearson / 210-408-6321

Lufkin Industries Reports Strong Fourth Quarter and
Full Year 2011 Earnings from Continuing Operations

•	2011 revenues reached a new record of $932 million

•	2011 bookings reached a new record of $970 million

•	Year-end backlog up 16% year over year

LUFKIN, Texas, February 9, 2012 – Lufkin Industries, Inc. (NASDAQ: LUFK) today announced financial and operating results for the fourth quarter and full-year 2011.  All per share numbers have been adjusted to reflect the Company’s 2-for-1 stock dividend, which occurred on June 1, 2010.
  Net earnings from continuing operations for the fourth quarter of 2011 increased by 45% to $20.7 million, or $0.67 per diluted share, from $14.3 million, or $0.47 per diluted share, for the fourth quarter of 2010.  Excluding the $0.09 per diluted share impact of expenses related to acquisitions and the $0.04 per diluted share impact of expense related to final legal costs associated with the class action case, adjusted earnings from continuing operations for the fourth quarter of 2011 increased 72% to $24.6 million, or $0.80 per diluted share.  Revenues for the fourth quarter of 2011 increased 44% to $279.3 million compared to $193.5 million for the fourth quarter of 2010, and increased 21% sequentially.
  Net earnings from continuing operations for the full year 2011 increased 52% to $66.0 million, or $2.14 per diluted share, from $43.5 million, or $1.44 per diluted share in 2010. Excluding the impact of acquisition expenses and litigation charges in both years, adjusted earnings from continuing operations were $74.8 million, or $2.43 per diluted share, compared with $44.2 million, or $1.46 per diluted share in 2010.
“We are pleased with our financial performance during the fourth quarter and the improvements in output at our US manufacturing facilities,” said John F. “Jay” Glick, president and chief executive officer of Lufkin.  “We continued to benefit from strong demand for our artificial lift products, particularly in North America, and improvements in operational efficiencies drove growth in both revenues and earnings. As a result, the company was able to deliver fourth quarter results that were at the upper range of our November 2011 guidance.
“Total Oilfield Division bookings increased 28% from the fourth quarter of last year and 40% sequentially, with strong orders for new pumping units and automation products coming from the Bakken play in North Dakota, and the Eagle Ford and the Permian Basin plays in Texas.
“Fourth quarter bookings in the Power Transmission Division decreased 15% from a year ago and 7% sequentially.  Although Power Transmission bookings have slowed somewhat from the strong pace we experienced in the first half of this year, they reflect continued strong demand for high-speed gear drives for oil and gas and power generation infrastructure projects.
“The backlog in Oilfield increased 25% from last year’s fourth quarter and was down 2% sequentially. Power Transmission’s backlog increased 4% from a year ago and decreased 13% sequentially. As a result, our combined order backlog increased 16% from a year ago and decreased 6% sequentially to $271.6 million.
 “We completed two significant acquisitions during the year that will help us penetrate new markets and attract new customers. The acquisition of Pentagon Optimization Services expanded our position in the Canadian plunger lift market, which is the second-largest plunger lift market behind the United States. The asset purchase of Quinn’s Oilfield Supply gives us subsurface reciprocating pump technology that is used in conjunction with our surface rod pumping units, as well as the GrenCo line of progressing cavity pumps.  These acquisitions furthered our strategic objective of becoming the premier global supplier of artificial lift solutions.
“We also made major progress in the start-up of our Romania facility. The construction of the post production parts center was completed during the fourth quarter, and we expect to complete the manufacturing facility in the fourth quarter of 2012. We continue to be very encouraged by the business outlook for the Eastern Hemisphere that will be served from the new Romanian manufacturing facility.
“Overall, 2011 was a good year for the Company.  Our core markets remained strong throughout the year. Despite the operating and supply-chain challenges we faced during the second and third quarters, revenues in 2011 reached a record $932 million as activity levels responded to a stronger and more stable oil price environment, and to the continuing climb in the North American onshore oil drilling rig count. Both divisions achieved improved financial performance as the demand for automation and artificial lift products and services were the major drivers of growth.  Demand was strongest in North America, with the unconventional shale oil plays in the Eagle Ford and in the Bakken being two of the most active markets for our products, complementing growth in the more traditional West Texas and California markets,” Glick added.

FOURTH QUARTER RESULTS

Oilfield Division – Oilfield sales for the fourth quarter of 2011 increased 53% to $220.3 million from $144.2 million in the fourth quarter of 2010 and grew 20% from the third quarter of 2011.  A year-end increase in spending by both independents and some majors resulted in an increase in pumping unit sales, especially in the Permian Basin, and in the Bakken and Eagle Ford areas.  Automation revenues were up 7% sequentially, marking three consecutive quarterly records for shipments, as customers continue upgrading to higher-value variable-speed drives to optimize production and minimize well operating costs.
Oilfield’s new order bookings increased 28% to $217.9 million from a year ago and were up 40% from $155.7 million in the prior quarter. Oilfield’s backlog increased 25% to $164.2 million at the end of the year from $131.4 million a year ago. The increase was mainly due to increased orders for new pumping units in North America.  Gross margin for the Oilfield Division increased to 24.0% compared to 22.7% in the third quarter of 2011.
Power Transmission Division – Revenues from Power Transmission products increased 19% to $58.9 million from $49.3 million in the fourth quarter of 2010 and were up 22% from the $48.2 million in the third quarter of 2011. Both the sequential and year-over-year growth in revenues was led by international and Canadian orders from the oil and gas and power generation sectors.
New order bookings in Power Transmission decreased 15% from $50.9 million in the fourth quarter of 2010 and decreased 7% sequentially to $43.1 million.  The Power Transmission backlog grew 4% to $107.4 million at the end of the fourth quarter, from $103.1 million a year earlier, and was down from $123.2 million sequentially. Gross margin for the Power Transmission Division increased to 28.5%, compared to 25.5% in the third quarter of 2011.
Consolidated – Gross profit margin for the fourth quarter was 24.9% of revenues, compared to 25.4% a year ago and 23.3% in the third quarter of 2011.  The sequential gross profit margin improvement reflects the resolution of various manufacturing and supply chain issues Lufkin faced during the third quarter and the resulting improvement in utilization rates in the Company’s factories.
Operating income before items increased more than 80% to $39.4 million in the fourth quarter, compared to $21.5 million in the prior year’s fourth quarter.  Selling, general and administrative (SG&A) expenses before items increased to $30.2 million in the fourth quarter compared to $27.7 million in last year’s fourth quarter. However, as a percentage of revenues, SG&A expenses declined to 10.8% in the latest quarter compared to 14.3% a year ago.

FULL YEAR 2011

Oilfield Division revenues for 2011 increased 54% from $477.9 million in 2010 driven by higher levels of bookings and shipments across all product lines. Power Transmission Division revenues for 2011 rose almost 17% to $195.6 million from $167.8 million in 2010 led by strong performance of high-speed gear drives for oil and gas and power generation infrastructure projects.
Oilfield Division bookings increased 36% to $769.3 million from $566.0 million, while Power Transmission bookings rose 15% versus 2010 to $199.9 million. Total bookings for Lufkin increased 31% to $970.0 million and were above the record of $860 million in 2008. Demand from international markets accounted for 25% of total Company bookings in 2011.  Total backlog at the end of 2011 grew 16% to $271.6 million.
Gross profit margin for the Company in 2011 was essentially flat at 24.4% in 2011 compared to 24.6% in 2010. Despite the increase in revenues, which resulted in improved fixed cost leverage, gross margin in 2011 was negatively affected by the manufacturing and supply-chain issues of the second and third quarter of 2011.

RECENT DEVELOPMENTS

As previously announced, in early January 2012, Lufkin completed the acquisition of Datac Instrumentation Limited and RealFlex Technologies Limited, both based in Dublin, Ireland.  Datac provides systems integration for supervisory control and data acquisition (SCADA) for the oil and gas, power, water and waste water, and transportation and marine industries.  RealFlex provides real-time server software packages for SCADA and process control applications.  These two acquisitions are expected to be accretive to Lufkin’s earnings in 2012 and accelerate our strategy of expanding our technical capabilities within our Automation portfolio.  They also provide a state-of-the-art solution to Lufkin’s Automation SCADA needs and add strong R&D personnel and process assets to the Automation portfolio.

OUTLOOK

  “The current oil price environment should support strong levels of drilling activity both domestically in the shale plays and in virtually every international oil province around the globe,” Glick said.
“While most of our markets remain competitive, increasing demand is slowly absorbing available capacity, which is moderating the competitive price pressure in the market.  There are signs that competitors are discounting less aggressively and that buyers are placing greater emphasis on equipment quality, reliability and availability, which are competitive advantages that Lufkin can offer its customers. In addition, surveys conducted by a couple of major brokerage firms are estimating that global oil company capital spending is anticipated to increase by approximately 10% in 2012, led by an 11% pickup in the international markets.  We believe that international capital spending may in fact get a larger share of total spending as a result of the potential impact of continuing weak natural gas prices in North America.  Increased capital spending in international markets will be positive for our Romanian and French operations.
“Based on the above industry outlook and our current pipeline of business, we are providing the following guidance for 2012.  We estimate first quarter revenues to be in the range of $270 to $280 million and net earnings in the range $0.50 to $0.60 per diluted share.  The sequential decline in our first quarter results is largely the result of year-end purchases associated with our customers’ annual budgets that benefited the fourth quarter but are not continuing in the first quarter of 2012.    For the full year, we expect consolidated revenues to range between $1.20 - $1.25 billion and earnings to be between $3.90 and $4.20 per diluted share, before adjusting for acquisition related expenses.  Earnings in 2012 are anticipated to be impacted by the accounting treatment of future non-cash pension liabilities of $0.16 per diluted share, resulting from the combination of unprecedented low interest rates and the current conditions in investment markets.  In addition our guidance assumes limited pricing leverage and only modest manufacturing performance improvements,” Glick concluded.

CONFERENCE CALL

Lufkin will discuss its fourth quarter and year-end financial results in a conference call today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).  To listen to the call, dial (480) 629-9771 and ask for the Lufkin Industries call at least 10 minutes prior to the start of the call.  The conference call will also be broadcast live via the Internet and can be accessed through the Earnings Conference Call page of Lufkin’s corporate website at www.lufkin.com.  A telephonic replay will be available through February 16, 2012, by dialing (303) 590-3030 and entering reservation number 4503229#.

Lufkin Industries, Inc. is a global provider of artificial lift products, services and automation solutions for the oil and gas industry, including beam pumping, gas lift and plunger lift systems. Its Power Transmission segment also serves the energy and industrial sectors with engineered gearing solutions.  Lufkin has vertically integrated all vital technologies required to design, manufacture and market its products.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements and information that are based on management’s beliefs as well as assumptions made by and information currently available to management.  When used in this release, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions are intended to identify forward-looking statements.  Such statements reflect the Company’s current views with respect to certain events and are subject to certain assumptions, risks and uncertainties, many of which are outside the control of the Company.  These risks and uncertainties include, but are not limited to, (i) oil prices, (ii) capital spending levels of oil producers, (iii) availability and prices for raw materials and (iv) general industry and economic conditions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.  The Company does not intend to update these forward-looking statements and information.

(Tables to follow)

LUFKIN INDUSTRIES, INC.
Financial Highlights
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Sales	$279,265	$193,536	$932,135	$645,643
Cost of sales	209,656	144,296	705,078	487,125
Gross profit	69,609	49,240	227,057	158,518
Selling, general and administrative expenses	30,241	27,704	110,733	89,859
Acquisition expenses	2,545	-	7,066	-
Litigation reserve	1,780	-	1,780	1,000
Operating income	35,043	21,536	107,478	67,659

Other income (expense), net	(1,595)	235	(2,009)	(214)

Earnings from continuing operations before income tax provision	33,448	21,771	105,469	67,445

Income tax provision	12,754	7,472	39,498	23,914

Earnings from continuing operations	20,694	14,299	65,971	43,531

Earnings (loss) from discontinued operations net of tax	-	304	-	292
Net earnings	$20,694	$14,603	$65,971	$43,823

Basic earnings per share:
Earnings from continuing operations	$0.68	$0.47	$2.17	$1.45
Earnings from discontinued operations	$-	$0.01	$-	$0.01
Net earnings	$0.68	$0.48	$2.17	$1.46

Diluted earnings per share:
Earnings from continuing operations	$0.67	$0.47	$2.14	$1.44

Earnings from discontinued operations	$-	$0.01	$-	$0.01
Net earnings	$0.67	$0.48	$2.14	$1.45

Dividends per share	$0.125	$0.125	$0.500	$0.500

LUFKIN INDUSTRIES, INC.
Balance Sheet Highlights
(In thousands)

	Dec. 31,	Dec. 31,
	2011	2010
Current assets	435,482	345,197
Total assets	1,096,705	621,078
Current liabilities	141,752	84,577
Long-term debt	332,500	-
Shareholders' equity	518,969	485,960
Working capital	293,730	260,620

LUFKIN INDUSTRIES, INC.
Division Performance
(In thousands)

		Three Months Ended		Twelve Months Ended
		Dec. 31,		Dec. 31,
		2011	2010	2011	2010
Sales:
	Oilfield	$220,339	$144,196	$736,488	$477,867
	Power Transmission	58,926	49,340	195,647	167,776
	Total	$279,265	$193,536	$932,135	$645,643

			Dec. 31,	Sept. 30,	Dec. 31,
			2011	2011	2010
Backlog:
	Oilfield		$164,220	$166,747	$131,423
	Power Transmission		107,352	123,198	103,127
	Total		$271,572	$289,945	$234,550

LUFKIN INDUSTRIES, INC.
Reconciliation of Net Income under U.S. GAAP to Adjusted Net Earnings
(In thousands, except per share data)
(unaudited)

Reconciliation Table

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Earnings from continuing operations	$20,694	$14,299	$65,971	$43,531
Plus:
Acquisition Expenses	2,809	-	6,519	-
Litigation Reserve	1,139	-	1,139	640
General Liability Accrual	-	-	640	-
IP Legal Expense	-	-	544	-
Adjusted net earnings from continuing operations	$24,642	$14,299	$74,813	$44,171

Diluted earnings per share:
Earnings from continuing operations	$0.67	$0.47	$2.14	$1.44
Plus:
Acquisition Expenses	0.09	-	0.21	-
Litigation Reserve	0.04	-	0.04	0.02
General Liability Accrual	-	-	0.02	-
IP Legal Expense	-	-	0.02	-
Adjusted net earnings	$0.80	$0.47	$2.43	$1.46

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